                                INDEX TO EXHIBITS

         EXHIBIT
         NUMBER                  DESCRIPTION
         ------                  -----------

          99.1             Letter regarding Form 12B-25

                                                                    EXHIBIT 99.1



                               December 30, 1997



Mr. Curtis Crane, Chief Financial Officer
3CI Complete Compliance Corporation
910 Pierremont Road, Suite 312
Shreveport, Louisiana 71106

                                   Re:  Form 12B-25

Dear Curtis:

The purpose of this letter is to confirm that our firm is not presently able to express an opinion on the financial statements of 3CI Complete Compliance Corporation (the Company) as of and for the year ended September 30, 1997. The Company's Form 10-K for the prior fiscal year is currently under review by the Division of Corporation Finance of the Securities and Exchange Commission (the
SEC). To date, the SEC has issued three comment letters in connection with such review. All of the comments have not yet been cleared.

Because of the significance of several of the SEC's review comments and their potential impact on the prior and current year financial statements, we are unable to issue an opinion on the September 30, 1997 financial statements at this time.

Obviously, the reason for our inability to express an opinion on the September 30, 1997 financial statements is related to your reason for not being able to timely file the Form 10-K.

Upon resolution of the issues raised during the SEC's review process, we anticipate being able to issue an opinion on the financial statements as of and for the year ending September 30, 1997.

Please call with any questions you or others may have.

Kindest regards.

                                   Sincerely,


                                   Spencer Bernard, Jr.

Sbjr:ml
Encl.